Exhibit 1

FOR IMMEDIATE RELEASE
March 15, 2005

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE,
CHAIRMAN, PRESIDENT AND C. E. O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Community Trust Bancorp, Inc. to Acquire Heritage Community Bank of Danville

Jean R. Hale, Chairman, President and CEO of Community Trust Bancorp, Inc. (NASDAQ-CTBI) and William Ruth, Chairman of Heritage Community Bank of Danville, Kentucky are pleased to announce that they have entered into a definitive agreement for the acquisition of Heritage Community Bank by Community Trust Bank, Inc.

The merger agreement calls for the payment of $25.75 per share for a total transaction price of approximately $12.2 million. The agreement is subject to certain conditions, including regulatory approval and the approval of Heritage Community Bank shareholders.

    "We see this opportunity as a logical step for Community Trust as we expand our service in Central Kentucky," said Ms. Hale. "Community Trust is pleased to become a part of Danville, Boyle County and its contiguous counties currently served by Heritage Community Bank. We look forward to providing outstanding financial services to Heritage Community’s existing customers and the people of the communities that it serves." The acquisition will increase Community Trust Bancorp’s total assets by approximately $100 million.

    "We are excited about becoming a part of Kentucky’s largest domiciled bank holding company," Ruth said. "Heritage Community Bank is joining a company that provides financial services to its customers with a community banking level of service. We are looking forward to providing expanded products and services to our customers."

Community Trust Bancorp, Inc., with assets of $2.7 billion, is headquartered in Pikeville, Kentucky and has 72 banking locations across eastern, central, northern and south central Kentucky, 5 banking locations in southern West Virginia, 2 loan production offices in Kentucky and 5 trust offices across Kentucky.

Cautionary statement regarding forward-looking statements

This press release contains forward-looking statements based on our current expectations about the Company, our industry and the proposed merger. These forward-looking statements involve certain risks and uncertainties, including various risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place any undue reliance on those statements.